UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OPTIMUMBANK HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2012 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of OptimumBank Holdings, Inc. will be held at the

OPTIMUMBANK EXECUTIVE OFFICES

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

on April 24, 2012, at 10:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Or, if you prefer, you can return the enclosed Proxy Card in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.cstproxyvote.com/	1-866-894-0537 via touch tone phone
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INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying Proxy Statement.	Read the accompanying Proxy Statement.

Go to the following website	Call 1-866-894-0537.
http://www.cstproxyvote.com/

Have your Proxy Card in hand and follow the instructions.	Have your Proxy Card in hand and follow the instructions.

April 6, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of OptimumBank Holdings, Inc., which will be held at the OptimumBank Executive Offices, 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, on Tuesday, April 24, 2012, at 10:00 a.m.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Also enclosed is a copy of our Annual Report on Form 10-K for 2011, which contains important information about our company.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If you need directions to the annual meeting, please call our offices at (954) 776-2332, Ext.101.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of our company.

Sincerely,

Moishe Gubin
Chairman of the Board

OPTIMUMBANK HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 6, 2012

To the Shareholders:

The annual meeting of the shareholders of OptimumBank Holdings, Inc. will be held at the OptimumBank Executive Offices, 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, on April 24, 2012, at 10:00 a.m. for the following purposes:

1.	To elect six directors.

2.	To ratify the selection of Hacker, Johnson & Smith PA as our independent auditor for fiscal year 2012.

3.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 26, 2012, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Moishe Gubin
Chairman of the Board

Fort Lauderdale, Florida

April 6, 2012

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save our company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2012. Our Proxy Statement and Form 10-K Annual Report for 2011 are available at http://www.optimumbank.com/stockholders.html.

OPTIMUMBANK HOLDINGS, INC.

2477 EAST COMMERCIAL BOULEVARD

FORT LAUDERDALE, FLORIDA 33308

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2012

This Proxy Statement will be first mailed to shareholders on or about April 6, 2012. It is furnished in connection with the solicitation of proxies by the Board of Directors of OptimumBank Holdings, Inc. (“OptimumBank Holdings” or the “Company”) to be voted at the annual meeting of the shareholders of the Company, which will be held at 10:00 a.m. on April 24, 2012, at the OptimumBank (the “Bank”) Executive Offices, 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the President of the Company at or prior to the annual meeting or by executing and delivering another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on March 26, 2012 will be entitled to vote at the meeting on the basis of one vote for each share held. On March 26, 2012, there were 22,411,108 shares of common stock outstanding, held of record by approximately 500 shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

NOMINEES

Our Board of Directors currently consists of six members. Six directors are to be elected at the annual meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. All of the nominees are current directors. The Board of Directors has nominated all six of the current directors for election at the 2012 annual meeting, based on the recommendation of our independent directors.

The accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of our directors requires a plurality of the votes cast in person or by proxy at the meeting. Abstentions and broker non-votes will not affect the outcome of the vote, but will be counted for determining the existence of a quorum. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Moishe Gubin, 35, has served as a director of OptimumBank since March 2011, as a director of the Company since October 2011, and as Chairman of the Board of the Company and OptimumBank since December 2011. Since 2010, he has served as the chief executive officer of United Rx, LLC, a long term care pharmacy, and since November 2003, his primary occupation has been the ownership and financial management of 45 skilled nursing facilities located in Indiana and Illinois. Since 2005, he has served as the chief financial officer and principal of Infinity Healthcare Management located in Hillside, Illinois, which provides consulting services for 29 skilled nursing facilities. Mr. Gubin is the founder, president and treasurer of the Midwest Torah Center, a not for profit educational center in South Bend, Indiana. Mr. Gubin graduated from Touro Liberal Arts and Science College, in New York, New York, with a BS in Accounting and Information Systems and a Minor in Jewish Studies. He also attended Yeshiva Bais Israel where he received a BA in Talmudic Literature. Mr. Gubin has been a licensed Certified Public Accountant in the State of New York since 2010.

Mr. Gubin has been instrumental in raising capital and developing business for the Company. He has extensive contacts in the local and national Orthodox Jewish communities. With his financial and accounting background, he is particularly qualified to serve as Chairman of our Audit Committee, and has unique insight into the Company’s budgeting and strategic planning processes. As a significant shareholder in the Company, Mr. Gubin’s interests are aligned with the long-term interests of the shareholders.

Sam Borek, 61, has served as Vice Chairman of the Board of the Company and OptimumBank since December 2011, and as Chairman of the Board of the Company and OptimumBank from December 2009 to December 2011. He has served as a director of the Company since March 2004, and of OptimumBank since August 2001. Mr. Borek has served since 1977 as the managing partner of the law firm of Borek & Associates, formerly Borek & Goldhirsh, in Glenview, Illinois. From 1998 to 2006, Mr. Borek served as a director, and from 2004 to 2006, as Chairman of the Board, of NCB Holdings, Inc., a bank holding company located in Chicago, Illinois. Mr. Borek received a Bachelor of Arts degree from the University of Illinois Urbana in 1972 and a Juris Doctor from the DePaul University School of Law in 1975. He has practiced law in Illinois for the past 36 years. Mr. Borek is very involved in community activities, including prior service as past President of the Niles Township School Board for High School District 219, member of the Executive Board of the Niles Township Legislative Coalition, and Director of the Midwest Friends of Israel Sport Center for the Disabled and Maccabi USA Sports for Israel.

Mr. Borek’s long tenure and leadership role on the Board and as the chairman of another community bank allow him to contribute his expertise in corporate governance and banking matters. As a legal practitioner, Mr. Borek contributes his legal insight and judgment to Board discussions. As a significant shareholder in the Company, Mr. Borek’s interests are aligned with the long-term interests of the shareholders.

Richard L. Browdy, 59, has served as the President, Chief Operating Officer, Chief Financial Officer, and director of the Company since March 2004, and of OptimumBank since October 2000. Mr. Browdy has been in banking for 36 years. Prior to commencing OptimumBank’s organization process, he served as Executive Vice President and Chief Financial Officer of Enterprise National Bank of Palm Beach, located in Palm Beach Gardens, Florida in 1998. Mr. Browdy served on Enterprise’s Loan and Credit Committees, chaired the Asset/Liability Committee and was a member of Enterprise’s Management Operations and EDP Committees. From 1997 to 1998, Mr. Browdy worked as a consultant. Prior to his consulting practice, Mr. Browdy was employed with Suncoast Savings and Loan Association of Hollywood, Florida, from its inception in 1985 to the merger of the institution with BankUnited of Coral Gables, Florida in 1996 and remained with BankUnited until 1997. Mr. Browdy served in various capacities with Suncoast serving finally as Executive Vice President and Chief Financial Officer. In the last five years of Mr. Browdy’s employment with Suncoast, the Finance Division, Retail Banking Division, Administrative Services Department, and Management Information Systems Department reported to Mr. Browdy. During Mr. Browdy’s eleven-year tenure at Suncoast, Suncoast originated and purchased over $10 billion in residential loans and over $300 million in commercial real estate loans. From 1979 to 1985, Mr. Browdy was employed with Financial Federal Savings and Loan Association serving finally as Vice President and Accounting Manager. From 1973 to 1979, Mr. Browdy was employed by American Savings and Loan Association of Miami Beach, Florida serving finally as Vice President and Controller. Mr. Browdy currently serves as President of Temple Beth Ahm Israel in Cooper City, Florida. Mr. Browdy graduated from Florida International University in 1976 with a Bachelor of Business in Accounting. Mr. Browdy is an inactive Certified Public Accountant in the State of Florida.

Mr. Browdy has over 38 years’ experience in all operational aspects of banking and over 25 years experience as an executive at community based financial institutions in South Florida. His broad-based banking experience, contacts within the local community, and knowledge of the South Florida market give him unique insight as a Board member.

Seth Gillman, 43, has served as a director of the Company since October 2011, and of OptimumBank since December 2011. Since 2005, Mr. Gillman has served as founder, administrator and managing member of Passages Hospice, LLC, a hospice care provider located in Lisle, Illinois. From 2001 to 2005, Mr. Gillman served as general counsel, director of business development, and corporate secretary to ASTA Healthcare Company, Inc., a management company for skilled nursing facilities located in Elgin, Illinois. From 1996 to 2001, Mr. Gillman served as legal counsel, then general counsel, of Doctors Hospital of Hyde Park, located in Chicago, Illinois, and from 1994 to 1996, as a staff attorney and legislative aid to the Chicago City Council. Mr. Gillman received his Juris Doctor from Benjamin N. Cardozo School of Law, in New York, New York, and his L.L.M. in Health Law from DePaul University School of Law, in Chicago, Illinois. Mr. Gillman is licensed as an attorney and nursing home administrator in the States of Illinois and New York.

Mr. Gillman’s background as a successful entrepreneur and corporate counsel makes him uniquely qualified to contribute to Board matters related to strategic planning and litigation risk management. As a substantial shareholder in the Company, Mr. Gillman’s interests are aligned with the long-term interests of the shareholders.

Robert C. Acri, 54, has served as a director of the Company since October 2010. Since 2001, Mr. Acri has served as President of Kenilworth Asset Management, LLC, an Illinois-based asset management and advisory firm servicing high net worth individuals founded by Mr. Acri. Prior to his service with Kenilworth Asset Management, LLC, Mr. Acri served in various management capacities, including portfolio manager, with various financial institutions and firms, including Chicago Investment Group, LLC; Harris Bank; Wintrust Asset Management, Lake Forest, IL; Northern Trust Bank; Van Kampen Investments; Beaven Companies; and Stanford Companies. He was also associated with the law firm of Carrane, Freifeld and Uruba, Esq. Mr. Acri received a Bachelor of Arts degree from Hope College in Holland, Michigan in 1979, a Law Degree from The John Marshall Law School in Chicago, and an M.B.A. from Northwestern University in Evanston, Illinois. He is a member of the Illinois Bar and holds Securities Series 7, 24, 65, and 66 licenses.

Mr. Acri’s background as a portfolio manager, investment advisor, and attorney assist the Board in its discussions involving the capital markets and portfolio investments.

Wendy Mitchler, 58, has been a director of the Company and OptimumBank since January 2005. She has been the owner of the law firm of Wendy Mitchler, Attorney at Law, located in Fort Lauderdale, Florida, since 1999, and has served as outside counsel to OptimumBank and the Company since 2000. From 1997 to 1999, she served as Controller and General Counsel to Electropharmacology, Inc., a Gainesville, Florida- based publicly held biotechnology company. From 1989 to 1996, she served as Senior Vice President and General Counsel to Suncoast Savings and Loan Association, a Hollywood, Florida- based publicly held savings association. From 1986 to 1989, she served as the Savings and Loan Administrator with the State of Florida Department of Banking and Finance, Division of Banking, and from 1984 to 1986, as assistant general counsel to the State of Florida, Office of Comptroller. From 1983 to 1984, she served as an associate attorney with Stuzin and Camner, PA, a Miami, Florida based firm specializing in the representation of financial institutions, and from 1977 to 1979, as a staff auditor with the public accounting firm of Deloitte, Haskins and Sells. Ms. Mitchler received B.B.A. and M.B.A. degrees in Accounting from Florida Atlantic University and a J.D. in Law from University of Florida. Ms. Mitchler was previously licensed as a Certified Public Accountant in the State of Florida from 1977 to 1990.

Ms. Mitchler’s broad-based experience working with financial institutions as a public accountant, governmental regulator, corporate counsel, legal advisor, and closing attorney, allows her to contribute her legal, financial, regulatory, and real estate expertise to Board discussions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following information is provided for the two executive officers who not directors of the Company:

Thomas A. Procelli, 57, has served as the Executive Vice President and Chief Technology Officer of OptimumBank since its inception in October 2000 and as a director of OptimumBank since October 2010. Mr. Procelli has been in banking for 34 years and has a diverse background in operations, information systems, compliance and audit. Prior to his service with OptimumBank, he was Executive Vice President and Operations Officer for Enterprise National Bank of Palm Beach, located in Palm Beach Gardens, Florida, from March 1998 to August, 2000. Responsibilities included back office operations, information technology, and regulatory compliance. From 1997 to 1998, Mr. Procelli worked as a project manager for Fiserv - Mortgage Products Division of Fort Lauderdale, Florida and as an independent consultant for BankUnited, FSB of Coral Gables, Florida. From 1992 to 1996, Mr. Procelli served as Director of Data Processing for Suncoast Savings and Loan Association of Hollywood, Florida. In 1991, Mr. Procelli worked as a contingency planning consultant for Consolidated Bank located in Hialeah, Florida. During the ten year period of 1980 to 1990, Mr. Procelli was employed nine years with American Savings and Loan Association, FSB, of Miami, Florida, serving finally as Vice President of Corporate Development after managing several other departments, including Office Automation, Methods and Analysis, and Information Systems Auditing. In 1985, Mr. Procelli served as the Manager of the Computer Audit Assistance Group for the West Palm Beach, Florida office of the public accounting firm of Coopers & Lybrand. Prior to 1980, Mr. Procelli held auditing positions at Intercontinental Bank, Miami Beach, Florida; European American Bank, New York; and National Westminster Bank USA, New York. Mr. Procelli received his MBA in Finance in 1979 and his BBA degree in Accounting in 1976 from Hofstra University located in Hempstead, New York.

Howard Zusman, 61, joined OptimumBank in August 2010 as Senior Vice President, Lending and Credit Administration. Mr. Zusman is a highly experienced commercial lender with 35 years’ experience in the South Florida market. He has a proven track record in generating and maintaining strong client relationships in loan and deposit production, as well as successfully managing professional and administrative staff. He previously served as Senior Vice President and Commercial Relationship Manager for CNL Bank in Miami, and held senior lending positions at Colonial Bank, NA, Union Bank of Florida, BankAtlantic in Fort Lauderdale, Mega Bank in Miami, Eagle National Bank in Miami and American Savings in Miami. He was the senior real estate lender at both Mega Bank and Eagle National Bank responsible for all production, administration and work out of all types of real estate and commercial loans. Mr. Zusman received his B.B.A. from the University of Miami and his M.B.A. from Southern Methodist University located in Dallas, Texas where he was elected to Beta Gamma Sigma Business Honor Society. He held a Florida Mortgage Broker license from 1994 to 2010, and has a Real Estate Sales Associate license and is a Notary Public, each issued by the State of Florida.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors analyzed the independence of each director and determined that the following current directors meet the standards of independence of applicable NASDAQ Stock Market (“NASDAQ”) listing standards: Robert Acri, Moishe Gubin and Seth Gillman.

Three of the directors are not considered independent. They are Richard L. Browdy, who is an employee and officer of the Company; Wendy Mitchler, who serves as outside counsel for the Company; and Sam Borek, who served as a consultant to the Company until July 2011.

Larry Willis and Jerry Grace served as directors and members of the Audit Committee of the Board in 2011. Mr. Grace resigned from the Board in May 2011 and Mr. Willis resigned in January 2012. Mr. Willis and Mr. Grace were considered independent directors under NASDAQ listing standards applicable to board members and audit committee members. The Board considered that Mr. Willis was an executive officer of an insurance agency which was used by the Company to obtain commercial property and liability insurance. The Board determined that such payments were not indirect compensatory fees to Mr. Willis, and Mr. Willis was therefore independent under the standards applicable to audit committee members.

NASDAQ listing standards require that a majority of our board of directors be independent directors. With only three independent directors on our six member board of directors, we have been notified by NASDAQ that the Company does not meet NASDAQ listing standards. NASDAQ has provided the Company a deadline of June 29, 2012 to comply with the majority independent directors requirement. Under an agreement with the Board of Governors of the Federal Reserve, the Company is required to give the Federal Reserve prior notice of the addition of a director and the opportunity to object to such director candidate. The board of directors has submitted an independent director candidate to the Federal Reserve, but does not anticipate that regulatory approval of the candidate will be received prior to the 2012 Annual Meeting. At the time the candidate receives regulatory approval, in accordance with the Company’s bylaws, the Board intends to increase the size of the Board to seven members and to appoint one additional independent director to the Board. We anticipate the appointment of an additional director will occur after the 2012 Annual Meeting and prior to June 29, 2012. If the Company is unable to comply with the independent director requirement by the stated deadline, our common stock will be delisted from The NASDAQ Capital Market.

The Board of Directors Meetings and Committees

OptimumBank Holding’s Board of Directors met 16 times during 2011. The Board of OptimumBank, which during 2011 included all members of the Board of Directors of the Company except for Robert Acri, met a total of 16 times. The independent directors met in executive session without management two times during 2011. Each of the current members of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he or she served. The Company’s Board of Directors has established several standing committees, including the Audit and Compensation Committees.

Compensation Committee. The Compensation Committee currently consists of three directors: Moishe Gubin, Chair, Seth Gillman and Robert Acri, all of whom are independent under NASDAQ listing standards. The Compensation Committee reviews and recommends to the Board of Directors the compensation arrangements for executive management and non-employee directors. The Compensation Committee met two times during 2011 and operates under a written charter.

A copy of our current Compensation Committee Charter can be viewed on our Website at www.optimumbank.com/corpgovernance.html.

In 2011, no executive officer had a role in determining or recommending the amount or form of executive or director compensation. The Compensation Committee does not delegate its authority to any other persons. During 2011, the Compensation Committee did not use consultants to determine or recommend the amount or form of compensation arrangements. However, in 2011, the Compensation Committee retained Blanchard Chase, a compensation consultant, to provide the committee with a peer group analysis of chief executive officer compensation to assist the committee in its negotiations with a prospective chief executive officer. In 2011, the Compensation Committee also reviewed a “tally sheet” that detailed each executive officer’s historical and projected earnings, equity awards, and benefits and perquisites.

Nominating Committee. The Company has no formal nominating committee or nominating committee charter but, rather, the three independent members of the Board, Mr. Acri, Mr. Gubin and Mr. Gillman, perform the functions of a nominating committee. Pursuant to the Corporate Governance Guidelines adopted by the Board of Directors, the independent directors are responsible for recommending for the full Board’s selection the slate of director nominees for election. These guidelines also provide for the independent directors to evaluate new candidates and current directors, and recommend candidates to the Board to fill vacancies occurring between annual shareholder meetings. All of the director nominees of the Company set forth in the Proposal entitled “Election of Directors and Management Information” were recommended by a majority of the independent directors of the Company. The independent directors in their capacity as the nominating committee held one meeting during 2011. The Board of Directors believes it is appropriate for the Company’s independent directors, and not a separate nominating committee, to recommend nominees and evaluate candidates due to its belief that all directors should participate fully in the nomination process.

A copy of our current Corporate Governance Guidelines can be viewed on our Website at www.optimumbank.com/corpgovernance.html.

The Board initially looks to nominating its existing directors for re-election to the Board as appropriate or to other Director nominees proposed, as appropriate, by the directors, and in doing so considers each director’s independence, if required, share ownership, skills, performance and attendance at a minimum of 75% of the Board and respective committee meetings. In evaluating any candidates for potential director nomination, the Board of Directors, and specifically the independent directors, will consider candidates that are independent, if required, who possess personal and professional integrity, have good business judgment, relevant experience and skills, including financial, real estate and/or legal expertise, who would be effective as a Director in conjunction with the full Board, who would commit to attend Board and committee meetings, and whose interests are aligned with the long-term interests of the shareholders.

The Board, including its independent directors, will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to the President of the Company at the principal executive offices of the Company not later than the close of business on the 120th day prior to the first anniversary of the date on which the Company first mailed its proxy materials to shareholders for the preceding year’s annual meeting of shareholders. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in solicitation of proxies for the election of such nominee as a director pursuant to the SEC’s proxy rules. It is the general policy of the Company to re-nominate qualified incumbent directors, and that, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election.

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight of the Company’s financial and accounting reporting processes and the audits of the Company’s financial statements. The Audit Committee is currently composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Moishe Gubin, Chair, Seth Gillman and Robert Acri make up the Board’s Audit Committee. Our current Audit Committee Charter can be viewed on our Website at www.optimumbank.com/corpgovernance.html.

The Board has determined that each member of the Audit Committee is financially literate and independent in accordance with the more stringent NASDAQ listing standards applicable to audit committee members. The Board also has determined that Moishe Gubin is an “audit committee financial expert” as defined by SEC rules. The Audit Committee met nine times during 2011. A Report from the Audit Committee is included on page 10.

Attendance by Directors at Annual Shareholders’ Meetings

The Company expects its directors to attend the Annual Meeting. Five of our current directors attended last year’s Annual Meeting.

Shareholder Communications with the Board of Directors

The Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to: Board of Directors, OptimumBank Holdings, Inc. at 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308, attention: Richard L. Browdy, President. All communications will be compiled by the President and submitted to the members of the Board. Concerns about accounting or auditing matters or possible violations of our Senior Financial Officer Code of Ethics should be reported under the procedures outlined in our Whistleblower Policy. Our Whistleblower Policy is available on our Website at www.optimumbank.com/corpgovernance.html.

Board Leadership Structure and Role in Risk Oversight

The roles of chairman and chief executive officer have been separate since December 2011. Mr. Gubin serves as chairman and Mr. Browdy, as President and Chief Operating Officer, serves as the Company’s principal executive officer.

The Board believes that risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. The Audit Committee reviews and assesses our processes to manage financial and financial reporting risk. It also reviews our policies for risk assessment and assesses steps management has taken to control significant risks. The Compensation Committee oversees risks relating to compensation practices and policies.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2011 with the Company’s management and has discussed with the independent auditors, Hacker, Johnson & Smith PA, the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, Hacker, Johnson & Smith PA has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee has discussed with Hacker, Johnson & Smith PA, the independent auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and selected Hacker, Johnson & Smith PA as the Company’s independent auditor for 2012.

AUDIT COMMITTEE

Moishe Gubin, Chair

Seth Gillman

Robert Acri

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Hacker, Johnson & Smith PA as the Company’s independent auditor for fiscal year 2012, and the Board asks shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and oversee the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Hacker Johnson & Smith PA for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of Hacker Johnson & Smith PA as the Company’s independent auditor for the current fiscal year.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

DIRECTOR COMPENSATION

During 2011, each non-employee director received compensation for serving on the Board of Directors as follows:

•

A fee of $500 for each Company regularly scheduled monthly meeting attended. Since the Boards of the Company and the Bank generally met on the same day for their regularly scheduled monthly meetings, no meeting fees were paid for attendance by Bank directors at Bank board meetings. No meeting fees were paid for attendance at special Board or Board committee meetings. Effective July 1, 2011, directors Moishe Gubin, Wendy Mitchler and Sam Borek, and effective November 1, 2011, director Seth Gillman, agreed to waive their director fees for the remainder of 2011 as part of the Company’s efforts to reduce operating expenses.

DIRECTOR COMPENSATION TABLE FOR 2011

Name	Cash Awards ($)	All Other Compensation		Option Awards ($)(1)	Total ($)

Moishe Gubin	2,000			—	2,000
Sam Borek	3,000	91,000	(2)	—	94,000
Seth Gillman	0			—	0
Wendy Mitchler	3,000			—	3,000
Robert Acri	5,500			—	5,500
Larry Willis (3)	6,000			—	6,000
Jerry Grace (4)	2,000			—	2,000

(1)	No option awards were made to the directors in 2011. The table below shows the aggregate number of shares underlying outstanding stock options held by the named directors at December 31, 2011.

Moishe Gubin	0
Sam Borek	7,596
Seth Gillman	0
Wendy Mitchler	4,557
Robert Acri	0
Larry Willis	7,596
Jerry Grace	0

The options have a 10-year term. The exercise price is 100 percent of the fair market value on the date of grant. All these outstanding nonqualified options are fully exercisable.

(2)	Represents consulting fees paid to Mr. Borek during 2011 for additional responsibilities he assumed as the former Chairman of the Board in the absence of a chief executive officer.
(3)	Individual resigned as a director in January 2012.
(4)	Individual resigned as a director in 2011.

Mr. Browdy, the Company’s President, Chief Operating Officer and Chief Financial Officer, receives no compensation for serving as a director.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

This following table sets forth information regarding the beneficial ownership of the common stock as of March 26, 2012, for:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each other person known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. The persons named in the table have sole voting and investment power or have shared voting and investment power with a spouse with respect to all shares of common stock shown as beneficially owned by them, unless otherwise indicated in these footnotes.

Name and Address** of Beneficial Owners	Number of Shares Beneficially Owned		Percent of Class(1)
Directors and Executive Officers:

Moishe Gubin, Chairman of the Board	2,050,000	(2)	9.15%

Sam Borek, Vice Chairman of the Board	2,050,508	(3)	9.15%

Seth Gillman, Director	750,000		3.35%

Wendy Mitchler, Director	132,395	(4)	*

Thomas A. Procelli, Executive Vice President and Director of OptimumBank	34,061	(5)	*

Richard L. Browdy, President, Chief Financial Officer and Director	21,819	(6)	*

Howard Zusman, SVP of Lending, OptimumBank	15,000		*

Robert Acri, Director	—		*

All directors and executive officers as a group (8 persons)	5,053,783	(7)	22.47%

Other Greater than 5% Shareholders
A & F Realty 2722 Tucker Drive, South Bend, IN 46624	2,000,000	(8)	9.04%

Michael Blisko 150 Fencl Lane, Hillside, IN 46614	2,000,000	(9)	9.04%

David Gross 6633 North Sacramento Ave, Chicago, IL 60162	2,000,000	(9)	9.04%

Joseph Schwartz 505 Marlboro Road, Wood Ridge, NJ 07075	2,000,000	(9)	9.04%

Mair Cohen 17009 Roseland Road, Cleveland, OH 44112	1,500,000	(9)	6.78%

Elly Latinik 3359 Main St., Skokie, IL 60076	1,325,000	(9)	5.99%

Michael Elkes 2851 N. Wolcott, Chicago, IL 60657	1,125,000	(9)	5.08%

*	Less than 1%
**	Unless otherwise indicated, the address of each of the Company’s directors and executive officers is OptimumBank Holdings, Inc., 2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308.

Notes to beneficial ownership table:

(1)	Calculated based on 22,411,108 shares of common stock outstanding as of March 26, 2012 plus options exercisable within 60 days of March 26, 2012 for the individual or the group, as applicable.
(2)	Includes 250,000 shares held by Mark Orenstein, the father-in-law of Mr. Gubin. Mr. Gubin may be deemed to be the beneficial owner of these shares by virtue of a prior filing with the Federal Reserve Board of a notice of change in control with respect to the Company by Mr. Gubin and Mr. Orenstein. Mr. Gubin and the Company have entered into an agreement pursuant to which he has agreed to purchase 2,700,000 shares on or before June 30, 2012, subject to the receipt of regulatory approval and certain other conditions. These shares which may be purchased under this agreement are not included in the table.
(3)	Includes 4.557 options to acquire shares of common stock, 225 shares held by wife, and 10,119 shares held by an entity controlled by reporting person.
(4)	Includes options to acquire 4,557 shares of common stock.
(5)	Includes options to acquire 4,557 shares of common stock, and 53 shares held by wife.
(6)	Includes options to acquire 17,472 shares of common stock, and 62 shares held by children.
(7)	Includes options to acquire 31,143 shares of common stock.
(8)	Ted Lerman, as Manager of A & F Realty LLC, has the power to vote and dispose of the shares listed in the table.
(9)	The ownership information is based solely on record owner information.

EXECUTIVE OFFICER COMPENSATION

The following table shows the compensation paid by the Company for 2011 and 2010 to its three executive officers.

SUMMARY COMPENSATION TABLE FOR 2010 AND 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation($)(1)		Total Compensation ($)

Richard L. Browdy	2011	189,000	0	6,716	(2)	195,716
President, Chief Operating Officer Chief Financial Officer	2010	212,950	0	27,191	(2)	240,141

Thomas A. Procelli Executive Vice President, OptimumBank	2011	144,200	0	3,425		147,625
	2010	144,200	0	4,326		148,526

Howard Zusman Senior Vice President, Lending OptimumBank	2011	175,000	0	4,156		179,156
	2010	65,625	0	0		65,625

(1)	Amounts included in this column include simple IRA plan matching contributions made by Company to executives’ accounts as follows: for Mr. Browdy, $3,308 in 2011 and $6,589 in 2010; for Mr. Procelli, $3,425 in 2011 and $4,326 in 2010, and for Mr. Zusman, $4,156 in 2011. The Company matched the first 3% of the salary contributed by each Company employee to the plan each year.
(2)	Includes reimbursement of life insurance premiums of $824 in 2011 and $3,140 in 2010, and $2,584 and $17,462 for the employee’s personal use of a company-owned automobile in 2011 and 2010, respectively.

Stock Options. No stock options were granted to any of the executive officers in 2011. The Company’s Stock Option Plan terminated in February 2011. The following table sets forth certain information about the stock options held by the Company’s three executive officers at December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

		Option Awards
		Number of Securities Underlying Unexercised Options at 12/31/11 (#) Exercisable	Number of Securities Underlying Unexercised Options at 12/31/11 (#) Unexercisable
Name	Grant Date			Option Exercise Price ($)	Option Expiration Date

Richard L. Browdy	10/31/02	3,798	0	24.48	10/30/12
	6/30/04	7,597	0	36.28	6/29/14
	12/29/05	6,077	0	36.28	12/28/15

Thomas A. Procelli	10/31/02	1,519	0	24.48	10/30/12
	6/30/04	1,519	0	36.28	6/29/14
	12/29/05	1,519	0	36.28	12/28/15

Howard Zusman	—	—	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

We had two compensation plans under which shares of our common stock were issuable at December 31, 2011 consisting of our Stock Option Plan which terminated in February 2011, and our 2011 Equity Compensation Plan. These plans were each previously approved by our stockholders. The following table sets forth information as of December 31, 2011 with respect to the number of shares of our common stock issuable pursuant to these plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)(1)

Equity compensation plans approved by security holders	50,900	$34.31	2,200,000

Total	50,900	$34.31	2,200,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are transactions since January 1, 2010, or proposed transactions in which the Company was or is a party, in which the amount involved exceeded $120,000, and in which a director, director nominee, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Loans to Officers, Directors and Affiliates

The Bank offers loans in the ordinary course of business to its directors and employees, including executive officers, their related interests and immediate family members. Applicable law and Bank policy require that these loans be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to individual employees, directors and executive officers must also comply with the Company’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application. As of December 31, 2011, two residential mortgage loans were outstanding to immediate family members of Richard L. Browdy, a director and executive officer, in the aggregate amount of $239,000.

Legal Services From Wendy Mitchler

Since 2004, the Company, and since 2000, the Bank, have retained Wendy Mitchler, Attorney at Law, as general counsel. Wendy Mitchler, a director of the Company, is the owner of the law firm of Wendy Mitchler, Attorney at Law. During 2011 and 2010, the Company paid the law firm approximately $153,200 and $229,600, respectively, in legal fees for various legal matters.

Employment of Michel Vogel

Michel Vogel, who is the son-in-law of Richard Browdy, the Company’s President and director, is employed by the Bank as Vice President, Lending, and Senior Relationship Manager. He was paid approximately 135,000 and $103,600 for his services during 2011 and in 2010, respectively.

Consulting Services from Sam Borek

From December 2009 through June 2011, the Company paid Sam Borek, current Vice Chairman and former Chairman of the Board, a monthly consulting fee of $14,000 in consideration of Mr. Borek’s assumption of increased responsibilities due to a vacancy in the chief executive officer position. In 2011, Mr. Borek and the Company agreed to eliminate his consulting fees as part of the Company’s efforts to reduce operating expenses. Amounts paid as consulting fees to Mr. Borek in 2011 and 2010 were $91,000 and $168,000, respectively. There was no written agreement between the Company and Mr. Borek regarding the amount or continuation of such fees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers and directors, as well as persons who own 10% or more of a class of the Company’s equity securities, file reports of their ownership of the Company’s securities, as well as statements of changes in such ownership, with the SEC. The Company believes that all such filings required during 2011 were made on a timely basis, except for the following filings which were not made due to an administrative oversight and are anticipated to be made in April 2012 as late filings:

•

A late Form 3 filing for director Moishe Gubin upon his appointment as a Company director in September 2011 and a late Form 4 filing in connection with Mr. Gubin’s purchase of 1,800,000 shares, and his father-in-law, Mark T. Orenstein’s purchase of 250,000 shares, in the Company’s private placement common stock offering in October 2011.

•

A late Form 3 filing for director Seth Gillman upon his appointment as a Company director in September 2011, and a late Form 4 filing in connection with Mr. Gillman’s purchase of 750,000 shares in the Company’s private placement common stock offering in October 2011;

•

A late Form 3 filing for executive officer Howard Zusman upon his appointment as an executive officer of the Company in January 2011 and a late Form 4 filing for Mr. Zusman in connection with his purchase of 15,000 shares in the Company’s private placement common stock offering in October 2011;

•	A late Form 4 filing for director Sam Borek in connection with his purchase of 2,000,000 shares in the Company’s private placement common stock offering in October 2011;

•	A late Form 4 filing for director Wendy Mitchler in connection with her purchase of 125,000 shares in the Company’s private placement common stock offering in October 2011; and

•	A late Form 4 filing for executive officer Thomas Procelli in connection with his purchase of 25,000 shares in the Company’s private placement common stock offering in October 2011.

INDEPENDENT ACCOUNTANTS

Audit and Tax Fees. Hacker, Johnson & Smith PA, the Company’s independent registered public accounting firm, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2011.

The following table is a summary of the fees billed to the Company by Hacker, Johnson & Smith PA for professional services rendered for the years ended December 31, 2011 and 2010:

Fee Category	2011 Fees	2010 Fees
Audit Fees	$59,000	$57,500
Tax Fees	$7,000	$7,000

Total Fees	$66,000	$64,500

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company’s financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Hacker, Johnson & Smith, PA in connection with statutory and regulatory filings or engagements.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Pre-approved Services. Consistent with SEC rules regarding auditor independence, the Company’s Audit Committee Charter requires the Audit Committee to pre-approve all audit services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the independent auditors, subject to the “de minimis” exceptions for non-audit services described in SEC rules that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate pre-approval authority to a member of the committee. The decisions of any committee member to whom pre-approval is delegated must be presented to the Audit Committee at its next scheduled meeting.

A representative from Hacker, Johnson & Smith PA, independent public auditors for the Company for 2011 and the current year, is expected to be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. All of the costs of solicitation of proxies will be paid by the Company. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of the Bank, may solicit proxies personally, by telephone or otherwise, but will not receive any additional compensation for their services.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals of shareholders intended to be presented at the next annual meeting of the Company expected to be held in April 2013, must be in writing and received by the President of OptimumBank Holdings, Inc. at its main offices, 2477 East Commercial Boulevard, Fort Lauderdale, FL 33308, no later than December 7, 2012. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

VOTING PROCEDURES

The shares of a shareholder whose ballot on any of the proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of uninstructed shares held by brokers.

Please note that in prior years, brokers and custodians were allowed to vote uninstructed shares in uncontested director elections. Brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal Number	Item	Votes Required for Approval	Uninstructed Shares
1	Election of Directors	Plurality of Shares Cast	Not voted
4	Ratification of Independent Auditor	Majority of shares cast	Discretionary vote

OTHER MATTERS

Management does not know of any matters to be presented at the meeting other than those set forth above. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

HOW TO OBTAIN EXHIBITS TO FORM 10-K AND OTHER INFORMATION

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 IS INCLUDED WITH THIS PROXY STATEMENT. WE WILL MAIL WITHOUT CHARGE COPIES OF ANY PARTICULAR EXHIBIT TO OUR FORM 10-K UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO OPTIMUMBANK HOLDINGS, INC., ATTN: RICHARD L. BROWDY, PRESIDENT, 2477 EAST COMMERCIAL BOULEVARD, FORT LAUDERDALE, FL 33308. OUR PROXY STATEMENT, ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, AND CURRENT REPORTS ON FORM 8-K ARE ALSO AVAILABLE FREE OF CHARGE THROUGH THE SEC’S WEBSITE, WWW.SEC.GOV.

OPTIMUMBANK HOLDINGS, INC.

As a shareholder of OptimumBank Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 23, 2012.

	OR		OR
Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF OPTIMUMBANK HOLDINGS, INC.’S BOARD OF DIRECTORS.	Please mark your votes like this	☒

1.	ELECTION OF DIRECTORS	FOR	☐	WITHHOLD FOR ALL	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)

NOMINEES:
01 Moishe Gubin, 02 Sam Borek, 03 Richard L. Browdy, 04 Seth Gillman, 05 Wendy Mitchler, 06 Robert Acri

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF HACKER, JOHNSON & SMITH PA AS INDEPENDENT AUDITOR	☐	☐	☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER

Signature	Signature	Date	, 2012.
IMPORTANT–PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

OPTIMUMBANK HOLDINGS, INC.

PROXY

FOR 2012 ANNUAL MEETING OF THE SHAREHOLDERS

April 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints MOISHE GUBIN and RICHARD L. BROWDY, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 24, 2012, at 10:00 a.m. or at any adjournment thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(CONTINUED, AND TO BE MARKED, SIGNED AND DATED ON THE REVERSE SIDE)